AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 2004
                              REGISTRATION NO. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        CBL & ASSOCIATES PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                          62-1545718
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)

                                   CBL Center
                      2030 Hamilton Place Blvd., Suite 500
                        Chattanooga, Tennessee 37421-6000
                                 (423) 855-0001
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               Stephen D. Lebovitz
                             President and Secretary
                                Watermill Center
                           800 South Street, Suite 395
                             Waltham, MA 02453-1436
                                 (781) 647-3330

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
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                                 with copies to:
    Yaacov M. Gross, Esq.                         Jeffery V. Curry, Esq.
 Willkie Farr & Gallagher LLP            Shumacker Witt Gaither & Whitaker, P.C.
      787 Seventh Avenue                   2030 Hamilton Place Blvd., Suite 210
   New York, New York 10019                    Chattanooga, Tennessee 37421
        (212) 728-8225                                (423) 425-7000

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     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration statement for the same offering. [X]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
==============================================================================

                                                                        Proposed
                                                                         maximum
              Title of each class                                       offering            Proposed maximum          Amount of
               of securities to                   Amount to be         price per           aggregate offering       registration
                 be registered                     registered           share(1)                price(1)                 fee
------------------------------------------------ --------------- ----------------------- ------------------------ ------------------
Common Stock, par value $.01 per share              262,818             $57.275                $15,052,901             $1,907
------------------------------------------------ --------------- ----------------------- ------------------------ ------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the common stock quoted on The New York Stock Exchange on July 15, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 16, 2004

PROSPECTUS
--------------------

                                 262,818 Shares
                        CBL & Associates Properties, Inc.
                                  Common Stock
                           (Par Value $.01 per Share)

     This Prospectus relates to 262,818 shares of our common stock that may be sold from time to time by the selling stockholders listed on page 13. Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this Prospectus is described under the sections entitled "Selling Stockholders" and "Plan of Distribution" in this Prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

     Our common stock is listed on the New York Stock Exchange and traded under the symbol "CBL". The last reported sale price of our common stock on the New York Stock Exchange on July 15, 2004, was $57.18 per share.

     Our principal executive offices are located at the CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 and our telephone number is (423) 855-0001.

     Investing in our common stock involves certain risks. See "Risk Factors" commencing on page 4 of this Prospectus.

          ----------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         ----------------------------------------------------------

     The date of this Prospectus is July 16, 2004.

         You should rely only on information contained in or incorporated by reference in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the Prospectus is accurate as of any date other than the date on the front of this Prospectus.

             ----------------------------------------------------------

                                TABLE OF CONTENTS

WHERE TO FIND MORE INFORMATION..............................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................3

CAUTIONARY STATEMENTS CONCERNING
     FORWARD-LOOKING INFORMATION............................................4

RISK FACTORS................................................................4

CBL & ASSOCIATES PROPERTIES, INC...........................................12

USE OF PROCEEDS............................................................13

SELLING STOCKHOLDERS.......................................................13

PLAN OF DISTRIBUTION.......................................................13

FEDERAL INCOME TAX CONSIDERATIONS..........................................15

LEGAL MATTERS..............................................................33

EXPERTS....................................................................33

INDEMNIFICATION............................................................34

         ----------------------------------------------------------

                         WHERE TO FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain additional information on the operation of the SEC's

Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock and Series B and Series C preferred stock are listed on the New York Stock Exchange, and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this Prospectus. You should be aware that this Prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about our company and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by us with the SEC, as described in the preceding paragraph. Statements contained in this Prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed the documents listed below with the SEC under the Exchange Act and they are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by Amendment No. 1 thereto on Form 10-K/A; (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004; (iii) Current Report on Form 8-K filed on April 22, 2004; (iv) Current Report on Form 8-K filed on July 9, 2004; and (v) the description of our common stock contained in our Registration Statement on Form 8-A dated October 25, 1993.

         Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering of securities shall be deemed to be incorporated by reference into, and to be part of, this Prospectus from the date of filing of each such document.

         Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference into this Prospectus will, to the extent applicable, be deemed to be modified, superseded or replaced by later statements included in supplements or amendments to this Prospectus or in subsequently filed documents which are in, or deemed to be incorporated by reference in, this Prospectus.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated by reference herein (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to our Director of Investor Relations, CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, (telephone number (423) 855-0001).

                        CAUTIONARY STATEMENTS CONCERNING
                           FORWARD-LOOKING INFORMATION

         This Prospectus and those documents incorporated by reference herein may include certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "seek," "estimate," "believe," "plan," "intend," "predict," "project," or the negative of these words, or other similar words or terms. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance.

         Factors which could materially and adversely affect us include, but are not limited to, changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes including changes to laws governing the taxation of real estate investment trusts, which we call "REITs," availability and costs of debt and equity capital, interest rate fluctuations, competition, supply and demand for properties in our current and proposed market areas, accounting principles, policies and guidelines applicable to REITs, environmental risks, tenant bankruptcies, shifts in customer demands, changes in operating expenses, including employee wages, benefits and training, and the other matters described under the heading "Risk Factors" below. All of these factors should be considered in evaluating any forward-looking statements included or incorporated by reference in this Prospectus.

         Given these uncertainties, prospective purchasers of our common stock are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this Prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in forward-looking statements included or incorporated by reference in this Prospectus may not occur and actual results, performance or achievements could differ materially from that anticipated or implied in the forward-looking statements.


                                  RISK FACTORS

     Before you consider investing in our common stock, you should be aware that there are risks in making this investment. You should carefully consider these risk factors, together with all of the information included or incorporated by reference in this Prospectus, before you decide to invest in our common stock.

Risks of Expansion and Development Activities

         We intend to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will incur various risks including the risk that development or expansion opportunities explored by us may be abandoned and the risk that construction costs of a project may exceed original estimates, possibly making the project not profitable. Other risks include the risk that we may not be able to refinance construction loans which are generally with full recourse to us, the risk that occupancy rates and rents at a completed project will not meet projections and will be insufficient to make the project profitable; and the risk that we will not be able to obtain anchor, mortgage lender and property partner approvals for certain expansion activities. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

         We have in the past elected not to proceed with certain development projects and anticipate that we will do so again from time to time in the future. If we elect not to proceed with a development opportunity, the development costs ordinarily will be charged against income for the then-current period. Any such charge could have a material adverse effect on our results of operations for the period in which the charge is taken.

General Factors Affecting Investments in Shopping Center Properties; Effect of Economic and Real Estate Conditions

         A shopping center's revenues and value may be adversely affected by a number of factors, including:

o    The national and regional economic climates

o    Local real estate conditions (such as an oversupply of retail space)

o Perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center

o The willingness and ability of the shopping center's owner to provide capable management and maintenance services.

         In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including:

o    Changes in governmental regulations, zoning or tax laws

o    Potential environmental or other legal liabilities

o    Availability of financing

o    Changes in interest rate levels

         There are numerous shopping facilities that compete with our properties in attracting retailers to lease space. In addition, retailers at our properties face continued competition from:

o    Discount shopping centers

o    Outlet malls

o    Wholesale clubs

o    Direct mail

o    Telemarketing

o    Television shopping networks

o    Shopping via the Internet

         Competition could adversely affect revenues and funds available for distribution.

Geographic Concentration

         Our properties are located principally in the southeastern and midwestern United States. Our properties located in the southeastern United States accounted for approximately 58.8% of our total revenues from all properties for the quarter ended March 31, 2004 and currently include 35 malls, 18 associated centers and 43 community centers. Our properties located in the midwestern United States accounted for approximately 26.2% of our total revenues from all properties for the quarter ended March 31, 2004 and currently include 17 malls, two associated centers and five community centers. Our results of operations and funds available for distribution to stockholders therefore will be subject generally to economic conditions in the southeastern and midwestern United States. We will continue to look for opportunities to geographically diversify our portfolio in order to minimize dependency on any particular region; however, the expansion of the portfolio through both acquisitions and developments is contingent on many factors including consumer demands, competition and economic conditions.

Third-Party Interests in Certain Properties

         We own partial, non-controlling interests in five regional malls, one associated center, 43 community centers and one mall that is currently under construction. We manage all of these properties except for Governor's Square Mall, Governor's Plaza and Kentucky Oaks Mall. A property manager affiliated with the managing general partner performs the property management services for these three properties.

         Where we serve as managing general partner of the partnerships that own our properties, we may have certain fiduciary responsibilities to the other partners in those partnerships. In certain cases, the approval or consent of the other partners is required before we may sell, finance, expand or make other significant changes in the operations of such properties. To the extent such approvals or consents are required, we may experience difficulty in, or may be prevented from, implementing our plans with respect to expansion, development, financing or other similar transactions with respect to such properties.

         With respect to Governor's Square Mall, Governor's Plaza and Kentucky Oaks Mall, we do not have day-to-day operational control or control over certain major decisions, including the timing and amount of distributions, which could result in decisions by the managing general partner that do not fully reflect our interests. This includes decisions relating to the requirements that we must satisfy in order to maintain our status as a REIT for tax purposes. However, decisions relating to sales, expansion and disposition of all or substantially all of the assets and financings are subject to approval by our operating partnership.

         We have generally agreed not to sell an acquired property for a number of years if such sale would trigger adverse tax consequences for the seller.

Dependence on Key Tenants

         In the quarter ended March 31, 2004, no tenant accounted for more than 5% of revenues except for Limited Brands, Inc. which maintains 192 stores in our malls and accounted for approximately 5.27% of our total revenues. The loss or bankruptcy of this key tenant could negatively affect our financial position and results of operations.

Dependence on Significant Markets

         Our properties located in the Nashville, Tennessee area accounted for 8% of our revenues for the quarter ended March 31, 2004. No other market accounted for more than 4% of our revenues for the quarter ended March 31, 2004. Our financial position and results of operations will therefore be affected by the results experienced at properties located in the Nashville, Tennessee area.


Rising Interest Rates and Other Factors Could Adversely Affect Our Stock Price and Borrowing Costs

         Any significant increase in market interest rates from their current levels could lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of our stock. One of the factors that may influence the price of our stock in public markets is the annual distribution rate we pay as compared with the yields on alternative investments. Numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of our stock. In addition, increases in market interest rates could result in increased borrowing costs for us, which may adversely affect our cash flow and the amounts available for distributions to our stockholders.

Dependence on Management

         Certain of the operating partnership's lines of credit are conditioned upon the operating partnership continuing to be managed by certain members of its current senior management and by such members of senior management continuing to own a significant direct or indirect equity interest in the operating partnership (including any shares of our common stock and preferred stock owned by such members of senior management).

Conflict of Interest: Retained Property Interests

         Our predecessor company, CBL & Associates, Inc., owns interests in outparcels at certain of our malls and a minority interest in one mall, the majority interest of which is owned by a third party. Certain members of Charles
B. Lebovitz's family and his father's estate continue to own four community and neighborhood centers and one tract of vacant land. The properties retained by our predecessor company and the properties owned by the Lebovitz family are managed and leased by our management company, CBL & Associates Management, Inc., which receives a fee for its services.

Conflict of Interest: Tax Consequences of Sales of Properties

         Since certain of our properties had unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such properties immediately prior to their contribution to the operating partnership, the sale of any such properties, or a significant reduction in the debt encumbering such properties, could cause adverse tax consequences to the members of our senior management who owned interests in our predecessor entities. As a result, members of our senior management might not favor a sale of a property or a significant reduction in debt even though such a sale or reduction could be beneficial to us and the operating partnership. Our Bylaws provide that any decision relating to the potential sale of any property that would result in a disproportionately higher taxable income for members of our senior management than for us and our stockholders, or that would result in a significant reduction in such property's debt, must be made by a majority of the independent directors of our Board of Directors. The operating partnership is required, in the case of such a sale, to distribute to its partners, at a minimum, all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable members of our senior management to pay any income tax liability arising from such sale.

Conflicts of Interest: Policies of Board of Directors

         Certain entities owned in whole or in part by members of our senior management may continue to perform services for, or transact business with, us and the operating partnership. This includes the construction company which built or renovated most of our properties. Certain of our executive officers collectively have a significant but non-controlling interest in this construction company and Charles B. Lebovitz serves as a director of the construction company. Furthermore, certain property tenants are affiliated with members of our senior management. Our Bylaws provide that any contract or transaction between us or the operating partnership and one or more of our directors or officers, or between us or the operating partnership and any other entity in which one or more of our directors or officers are directors or officers, or have a financial interest, must be approved by a majority of our independent directors or stockholders after the material facts of the relationship or interest of the contract or transaction are disclosed or are known to them.

Adverse Legislative or Regulatory Tax Changes

         The federal income tax laws governing REITs or the administrative interpretations of those laws may be modified, amended or repealed and new laws or interpretations enacted. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. Recently enacted legislation reduces individual tax rates applicable to certain corporate dividends. REIT dividends generally would not be eligible for the reduced rates because a REIT's income generally is not subject to corporate level tax. As a result, investment in non-REIT corporations may be relatively more attractive than investments in REITs. This could adversely affect the market price of our common stock.

Federal Tax Consequences: REIT Classification

         We intend to continue to operate so as to qualify as a REIT under the Internal Revenue Code. Although we believe that we are organized and operate in such a manner, no assurance can be given that we currently qualify and in the future will continue to qualify as a REIT. Such qualification involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification or its corresponding federal income tax consequences.

         If in any taxable year we were to fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. We currently intend to operate in a manner designed to qualify as a REIT. However, it is possible that future economic, market, legal, tax or other considerations may cause our Board of Directors, with the consent of a majority of our stockholders, to revoke the REIT election. See "Federal Income Tax Considerations."

Federal Tax Consequences: Limits on Ownership Necessary to Maintain REIT Qualification

         To maintain our status as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Our Certificate of Incorporation generally prohibits ownership of more than 6% of the outstanding shares of our capital stock by any single stockholder determined by vote, value or number of shares (other than Charles Lebovitz, David Jacobs, Richard Jacobs and their affiliates under the Internal Revenue Code's attribution rules).

Federal Tax Consequences: Effect of Distribution Requirements

         To maintain our status as a REIT under the Internal Revenue Code, we generally will be required each year to distribute to our stockholders at least

90% of our taxable income after certain adjustments. However, to the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at ordinary and capital gains corporate tax rates, as the case may be. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us during each calendar year are less than the sum of 85% of our ordinary income for such calendar year, 95% of our capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. In the case of property acquisitions, including our initial formation, where individual properties are contributed to our operating partnership for operating partnership units, we have assumed the tax basis and depreciation schedules of the entities contributing properties. The relatively low tax basis of such contributed properties may have the effect of increasing the cash amounts we are required to distribute as dividends, thereby potentially limiting the amount of cash we might otherwise have been able to retain for use in growing our business. This low tax basis may also have the effect of reducing or eliminating the portion of distributions made by us that are treated as a non-taxable return of capital.

Environmental Matters

         Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of petroleum, certain hazardous or toxic substances on, under or in such real estate. Such laws typically impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. The costs of remediation or removal of such substances may be substantial. The presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's or operator's ability to lease or sell such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Certain laws also impose requirements on conditions and activities that may affect the environment or the impact of the environment on human health. Failure to comply with such requirements could result in the imposition of monetary penalties (in addition to the costs to achieve compliance) and potential liabilities to third parties. Among other things, certain laws require abatement or removal of friable and certain non-friable asbestos-containing materials in the event of demolition or certain renovations or remodeling. Certain laws regarding asbestos-containing materials require building owners and lessees, among other things, to notify and train certain employees working in areas known or presumed to contain asbestos-containing materials. Certain laws also impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with asbestos-containing materials. In connection with the ownership and operation of properties, we may be potentially liable for all or a portion of such costs or claims.

         All of our properties (but not properties for which we hold an option to purchase but do not yet own) have been subject to Phase I environmental assessments or updates of existing Phase I environmental assessments within approximately the last nine years. Such assessments generally consisted of a visual inspection of the properties, review of federal and state environmental databases and certain information regarding historic uses of the property and adjacent areas and the preparation and issuance of written reports. Some of the properties contain, or contained, underground storage tanks used for storing petroleum products or wastes typically associated with automobile service or other operations conducted at the properties. Certain properties contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were undertaken. At certain properties, where warranted by the conditions, we have developed and implemented an operations and maintenance program that establishes operating procedures with respect to asbestos-containing materials. The costs associated with the development and implementation for such programs were not material.

         We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our present or former properties. We have not recorded in our financial statements any material liability in connection with environmental matters. Nevertheless, it is possible that the environmental assessments available to us do not reveal all potential environmental liabilities. It is also possible that subsequent investigations will identify material contamination, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties has not been or will not be affected by tenants and occupants of the properties, by the condition of properties in the vicinity of the properties or by third parties unrelated to us, the operating partnership or the relevant property's partnership. The existence of any such environmental liability could have an adverse effect on our results of operations, cash flow and the funds available to us to pay dividends.

Recent Events and Tenant Bankruptcies May Adversely Affect the Retail Climate

         A significant portion of our earnings are derived from tenant occupancy and retail sales during the holiday season. The deterioration recently experienced in the national economy and the events related to the ongoing war against terrorism have negatively affected the retail climate. In addition, a number of local, regional and national retailers have closed locations or filed for bankruptcy within the last three years. We are unable to determine what effect these developments may have on our future earnings.

Our Insurance Coverage May Change in the Future and not Include Coverage for Acts of Terrorism

         The property and liability insurance policies on our properties currently do not exclude loss resulting from acts of terrorism, whether foreign or domestic. The cost of property and liability insurance policies that do not exclude coverage for acts of terrorism has risen significantly post-September 11, 2001. As a result, many companies within our industry are agreeing to exclude this coverage from their policies where possible. We are unable at this time to predict whether we will continue our policy coverage as currently structured when our policies are up for renewal on December 31, 2004.

                        CBL & ASSOCIATES PROPERTIES, INC

         We are a self-managed, self-administered, fully integrated real estate company. We own, operate, market, manage, lease, expand, develop, redevelop, acquire and finance regional malls and community and neighborhood shopping centers. Our shopping center properties are located primarily in the Southeast and Midwest, as well as in select markets in other regions of the United States. We have elected to be taxed as a REIT for federal income tax purposes. We are one of the largest mall REITs in the United States based on our total assets. We currently own controlling interests in a portfolio of properties, consisting of 61 regional malls, three of which are currently being expanded, 23 associated centers, each of which is part of a regional shopping mall complex, 14 community centers and our corporate office building. We also own non-controlling interests in five regional malls, one associated center and 43 community centers. Additionally, we currently have under construction one regional mall, which is owned in a joint venture, one open-air shopping center and one community center. We also own options to acquire certain shopping center development sites.

         We conduct substantially all of our business through our operating partnership, CBL & Associates Limited Partnership, a Delaware limited partnership. We currently own an indirect controlling interest in the operating partnership, and one of our wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation, is its sole general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, applicable to REITs, our property management and development activities, sales of peripheral land and maintenance operations are carried out through a separate management company, CBL & Associates Management, Inc. Currently, our operating partnership owns 100% of both the common stock and the preferred stock of the management company.

         In order to maintain our qualification as a REIT for federal income tax purposes, we must distribute each year at least 90% of our taxable income, computed without regard to net capital gains or the dividends-paid deduction.

         We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our Web site can be found at www.cblproperties.com. The information contained in our Web site is not part of this Prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders of any of the shares of common stock covered by this Prospectus.


                              SELLING STOCKHOLDERS

         We are registering all 262,818 shares covered by this Prospectus on behalf of the selling stockholders named in the table below and their respective pledgees, donees, transferees or other successors in interest. We are registering the shares in order to permit the selling stockholders to publicly offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this Prospectus. See "Plan of Distribution." None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the acquisition and ownership of these shares or other securities of ours.

         The table below, which is based on information that we received from the selling stockholders and/or their counsel, lists the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of July 16, 2004, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this Prospectus. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this Prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this Prospectus are sold by the selling stockholders then, unless otherwise noted in the footnotes to the table below, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

                                        Number of Shares
                                       Beneficially Owned
                                        (excluding shares      Number of Shares
Name of Selling Stockholder              offered hereby)       Offered Hereby
----------------------------------   ---------------------   ------------------
Robert T. Samuels                               0                  165,455

Roger E. Benjamin Revocable Trust               0                   69,000

Lois Becher Revocable Trust                     0                   21,863

Perlick Holdings, LLC                           0                     6,500
                                                             ------------------
Total Shares Offered                                               262,818
                                                             ==================

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders pursuant to registration rights agreements between us and the selling stockholders, dated August 27, 1998. The shares may be offered and sold by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the shares may be sold from time to time by means of:

         (a) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus;

         (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

         (d) the writing (sale) of put or call options on the shares;

         (e) the pledging of the shares as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the shares by the Lender thereunder; and

         (f) any other legally available means.

         To the extent required with respect to a particular offer or sale of the shares, we will file a prospectus supplement pursuant to Section 424(b)(3) of the Securities Act of 1933, as amended, which will accompany this Prospectus, to disclose:

         (a) the number of shares to be sold;

         (b) the purchase price;

         (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

         (d) any other relevant information.

         The selling stockholders may transfer the shares by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. To the extent permitted by applicable law, the selling stockholders also may sell the shares short and redeliver the shares to close out such short positions.

         The selling stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling stockholders in the market. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any shares by the selling stockholders. We will pay all expenses reasonably related to the registration of the shares for sale by the selling stockholders in connection with this offering, but we will not pay any expenses incurred by the selling stockholders in connection with brokerage fees or underwriting commissions, fees and expenses of attorneys, accountants or other advisors, or income or transfer taxes.

         The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the sale of the shares, and there is no assurance that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this Prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this Prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

         The shares covered by this Prospectus may become qualified for sale under Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this Prospectus.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the offered securities will depend on the holder's particular situation, and this discussion does not attempt to address all aspects of federal income tax considerations that may be relevant to holders of the offered securities in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), except to the extent discussed in this section. This summary assumes that the stockholder holds the stock as a capital asset. Current law may change, possibly with retroactive effect.


         Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our company, including the possibility of United States income tax withholding on our distributions.

Taxation of CBL

         We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, but we may not operate in a manner so as to qualify or remain qualified for taxation as a REIT.

         Our qualification and taxation as a REIT depends upon our ability to meet, through actual operating results, certain distribution levels, a specified diversity of stock ownership and the various other qualification tests imposed under the Internal Revenue Code as discussed below. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. For a discussion of the tax consequences of the failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify" below. The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations. Willkie Farr & Gallagher LLP has acted as our special tax counsel in connection with our election to be taxed as a REIT. While our tax counsel will render an opinion regarding the accuracy of the statements set forth under this discussion of Federal Income Tax Considerations, these statements are based upon our representation that we have qualified, and will operate in a manner so as to continue to qualify, to be treated as a REIT for federal income tax purposes. Our tax counsel will not render an opinion regarding our tax status as a REIT in connection with this Prospectus.

         For as long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

         Even if we qualify for taxation as a REIT, we may be subject to federal income tax as follows:

         First, we will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gains income to our stockholders on a proportional basis.

         Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

         Third, if we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, such amounts will be subject to tax at the highest corporate rate on that income. Foreclosure property means property acquired by reason of a default on a lease or an indebtedness held by a REIT.

         Fourth, if we have net income from "prohibited transactions," which are, in general, certain sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property and sales that qualify for a statutory safe harbor, that income will be subject to a 100% tax.

         Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to the greater of (1) the excess of (a) 90% of our gross income less (b) the amount of our gross income that is qualifying income for purposes of the 95% test or (2) the excess of (a) 75% of our gross income less (b) the amount of our gross income that is qualifying income for purposes of the 75% test, multiplied by a fraction intended to reflect our profitability.

         Sixth, if we should fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

         Seventh, if we acquire in the future any asset from a "C" corporation in a carryover basis transaction, or if we held assets beginning on the first day of the first taxable year for which we qualified as a REIT, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we either acquired the asset or first qualified as a REIT, then the excess of (a) the fair market value of the asset as of the beginning of the period, over (b) our adjusted basis in the asset as of the beginning of the period will generally be subject to tax at the highest regular corporate rate. A "C" corporation means a corporation subject to full corporate-level tax.

         Eighth, for taxable years beginning after December 31, 2000, if we receive non-arm's-length income as a result of services provided by a taxable REIT subsidiary to our tenants, or if we receive certain other non-arm's-length income from a taxable REIT subsidiary, we will be subject to a 100% tax on the amount of the non-arm's-length income.

Requirements for Qualification

Organizational Requirements

         In order to remain qualified as a REIT, we must continue to meet certain requirements, discussed below, relating to our organization and sources of income, the nature of our assets and distributions of income to our stockholders.

         The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation but for its compliance with the REIT requirements, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which has been owned, directly or indirectly, by five or fewer individuals and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT requirements provide that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition
(6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust.

         We have satisfied the requirements of conditions (1) through (4) and
(7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our certificate of incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above.

         We currently have three "qualified REIT subsidiaries," CBL Holdings I, Inc., CBL Holdings II, Inc. and CBL/North Haven, Inc., and we may have additional qualified REIT subsidiaries in the future. A corporation will qualify as a qualified REIT subsidiary of the Company if we own directly or through disregarded entities 100% of its stock and it is not a taxable REIT subsidiary. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items.

         In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and the property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section, provided that the operating partnership and property partnerships are treated as partnerships for federal income tax purposes.

         Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests

         In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of the aforementioned types, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive on our indirect ownership interest in the management company, as well as interest that we receive on our loan to the management company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

         Rents received or deemed to be received by us will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

         First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Second, rents received from a tenant will not qualify as rents from real property if the REIT, or a direct or indirect owner of 10% or more of the REIT, owns, directly or constructively, 10% or more of the tenant, except that for tax years beginning after December 31, 2000, rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

         Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Internal Revenue Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization must be provided either by the management company which is a taxable REIT subsidiary or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a de minimis amount. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

         Substantially all of our income is derived from our partnership interest in the operating partnership. The operating partnership's real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The operating partnership's income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The operating partnership also derives dividend income from its interest in the management company.

         None of us, the operating partnership or any of the property partnerships currently under existing leases, nor will any of them in the future in connection with new leases, (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that, either singly or when combined with other non-qualifying income, do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that, either singly or when combined with other non-qualifying income, do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code, and none of them will in the future enter into new leases that would, either singly or in the aggregate, result in our disqualification as a REIT.

         We have obtained from the IRS a ruling that direct performance of the services and the undertaking of the activities described above by the management company with respect to properties owned by us or by the operating partnership or the property partnerships, and the management company's other services to third parties, will not cause the amounts received directly or through partnerships by us from the rental of our properties and of properties of the partnerships to be treated as something other than rents from real property for purposes of the Internal Revenue Code.

         The management company receives fees in exchange for the performance of certain management and administrative services. These fees do not accrue to us, but we receive dividends and interest from the management company, which qualify under the 95% gross income test. We believe that the aggregate amount of any non-qualifying income in any taxable year will not exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Although the operating partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the operating partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% asset test described below.

         Any net income derived from a prohibited transaction is subject to a 100% tax. We believe that no asset owned by us, the operating partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the operating partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. We and the operating partnership will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. We may not always be able to comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

         If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not willful neglect, we attach a schedule of our sources of income to our return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of CBL," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

         In addition to the two income tests described above, we were subject to a third income test for our taxable years before 1998. Under this test, short-term gains from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, were required to represent less than 30% of our gross income, including gross income from prohibited transactions, for each of these taxable years.

Asset Tests

         In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash items and government securities. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one issuer or (2) 10% of the outstanding voting securities of any one issuer.

         In addition to the asset tests described above, we are prohibited, in taxable years beginning after December 31, 2000, from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a subsidiary may make a joint election for the subsidiary to be treated as a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities, other than certain "straight debt" securities, possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test and are also exempt from the 5% asset test. However, no more than 20% of the total value of a REIT's assets can be represented by securities of one or more taxable REIT subsidiaries. The management company is a taxable REIT subsidiary.

         It should be noted that the 20% value limitation must be satisfied at the end of any quarter in which we increase our interest in the management company. In this respect, if any partner of the operating partnership exercises its option to exchange interests in the operating partnership for shares of common stock (or we otherwise acquire additional interests in the operating partnership), we will thereby increase our proportionate (indirect) ownership interest in the management company, thus requiring us to recalculate our ability to meet the 20% test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy the 20% value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the operating partnership's overall interest in the management company.

         The rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur at arm's length and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases, a 100% tax is imposed on the REIT with respect to certain items attributable to any of its rental, service or other agreements with its taxable REIT subsidiary that are not on arm's-length terms.

         We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, including an increase of our interest in the management company, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

         In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (A) the sum of (1) 90% (95% for taxable years beginning before January 1, 2001) of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% (95% for taxable years beginning before January 1, 2001) of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if we dispose of any asset with built-in gain during the ten-year period beginning on the date we acquired the property from a "C" corporation or became a REIT, we will be required, according to guidance issued by the IRS, to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after tax built-in gain, if any, recognized on the disposition of the asset. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration.

         To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at ordinary and capital gains corporate tax rates, as the case may be.

         If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders' long-term capital gains.

         Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

         Our taxable income consists substantially of our distributive share of the income of the operating partnership. We expect that our taxable income will be less than the cash flow we receive from the operating partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

         It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the operating partnership.

         Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay penalties and interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

         Under applicable Treasury Regulations, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock. We have complied with these requirements.

Failure to Qualify

         If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us; nor will we be required to make any such distributions. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Taxation of U.S. Stockholders

         As used in this section, the term "U.S. stockholder" means a holder of our common or preferred stock that for United States federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (5) a person or entity otherwise subject to U.S. federal income taxation on a net income basis. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.

Distributions Generally

         Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. In addition, these distributions generally will not be eligible for treatment as "qualified dividend income." See "--New Legislation." To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder's shares, and distributions in excess of the U.S. stockholder's tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually paid the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

         We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "--Taxation of CBL" above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend--an ordinary dividend or a capital gain dividend, as the case may be--regardless of our earnings and profits for the year in which the distribution is made.

Capital Gain Dividends

         Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the stockholder has held his stock. As described in "--New Legislation" below, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Passive Activity Loss and Investment Interest Limitations

         Our distributions and gain from the disposition of our common or preferred stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against that income. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common or preferred stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Certain Dispositions of Our Common or Preferred Stock

         A U.S. stockholder will recognize gain or loss on the sale or exchange of offered securities to the extent of the difference between the amount realized on the sale or exchange and the holder's adjusted tax basis in such securities. The gain or loss generally will constitute long-term capital gain or loss if the holder held the securities for more than one year. Losses incurred on the sale or exchange of offered securities held for six months or less will be deemed long-term capital loss to the extent of any capital gain dividends received by the U.S. stockholder with respect to the securities.

Treatment of Tax-Exempt Stockholders

         Our distributions to a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of our common or preferred stock with "acquisition indebtedness" within the meaning of the

Internal Revenue Code and that the offered securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a "pension-held REIT" (which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as unrelated business taxable income. A REIT is not a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts.

Special Tax Considerations for Foreign Stockholders

         The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as "non-U.S. stockholders," are complex, and the following discussion is intended only as a summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the company, including any reporting requirements.

         In general, a non-U.S. stockholder will be subject to regular United States income tax with respect to its investment in our company if the investment is effectively connected with the non-U.S. stockholder's conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is, or is treated as, effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax.

The following discussion will apply to non-U.S. stockholders whose investment in our company is not effectively connected, as discussed above.

         A distribution that we make that is not attributable to gain from our sale or exchange of a United States real property interest and that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, unless the dividend is effectively connected with the non-U.S. stockholder's conduct of a United States trade or business, the dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless this withholding is reduced by an applicable tax treaty. A distribution of cash in excess of our earnings and profits will be treated first as a nontaxable return of capital that will reduce a non-U.S. stockholder's basis in its shares, but not below zero, and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to disposition of the shares. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current and accumulated earnings and profits. If it is subsequently determined that the distribution is, in fact, in excess of current and accumulated earnings and profits, the non-U.S. stockholder may seek a refund from the IRS. We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (1) a lower tax treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or (2) the non-U.S. stockholder files IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

         For any year in which we qualify as a REIT, our distributions that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder in accordance with the Foreign Investment in Real Property Tax Act of 1980, which we call "FIRPTA." Under FIRPTA, distributions of this kind are taxed to a non-U.S. stockholder as if the distributions were gains effectively connected with a United States trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to a treaty exemption. We will be required to withhold from distributions to non-U.S. stockholders, and remit to the IRS, 35% of the amount of any distribution that could be designated as capital gain dividends. This amount is creditable against the non-U.S. stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate on long-term capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of United States real property interests are not subject to United States taxation if there is no requirement of withholding.

         Tax treaties may reduce our withholding obligations. If the amount of tax we withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder's United States liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.

         If the offered securities fail to constitute a United States real property interest within the meaning of FIRPTA, a sale of the offered securities by a non-U.S. stockholder generally will not be subject to United States taxation unless (1) investment in the offered securities is effectively connected with the non-U.S. stockholder's United States trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the offered securities is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         The offered securities will not constitute a United States real property interest if we are a domestically controlled REIT. A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of the offered securities will not be subject to taxation under FIRPTA. However, because we are publicly traded, we may not continue to be a domestically controlled REIT.

         If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of offered securities would be subject to tax under FIRPTA as sale of a United States real property interest would depend on whether the offered securities are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the offered securities will be listed) and on the size of the selling stockholder's interest in our company. If the offered securities are regularly traded (which we believe they will be) only selling stockholders who owned more than 5% of our stock, at any time during the last 5 years prior to the stock sale, are subject to tax under FIRPTA. If the gain on the sale of the offered securities were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of offered securities from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased offered securities are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of offered securities may be required to withhold 10% of the purchase price and remit that amount to the IRS.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

         Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, offered securities. Backup withholding will apply only if the holder (1) fails to furnish its taxpayer identification number, which, for an individual, would be his social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to report properly payments of interest and dividends or (4) under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Non-U.S. Stockholders

         Proceeds from a disposition of the offered securities will not be subject to information reporting and backup withholding if the beneficial owner of the offered securities is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the offered securities to provide it with a completed, executed IRS Form W-8BEN, certifying under penalty of perjury to the beneficial owner's non-U.S. status.

Refunds

         Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any United States federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the United States.

New Legislation

         The maximum tax rate of non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (although, certain capital gain dividends may be taxed at a 25% rate) and (ii) "qualified dividend income" has generally been reduced from 35% to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends. However, under certain limited circumstances, our dividends may qualify as "qualified dividend income," such as if our dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

State and Local Taxation

         We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

Tax Aspects of the Operating Partnership

         The following discussion summarizes certain federal income tax considerations applicable solely to our investment in the operating partnership through CBL Holdings I and CBL Holdings II and represents the view of Willkie Farr & Gallagher LLP. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Income Taxation of the Operating Partnership and Its Partners

         Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we will be required to take into account our allocable share of the operating partnership's income, gains, losses, deductions and credits for any taxable year of the operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the operating partnership.

         Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The operating partnership's allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.

         Tax Allocations with Respect to Contributed Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time. The partnership agreement for the operating partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the operating partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.

         The allocation methods proposed to be applied by the operating partnership are described below.

         Basis in Operating Partnership Interest. Our adjusted tax basis in our indirect partnership interest in the operating partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the operating partnership, (2) will be increased by (a) our allocable share of the operating partnership's income and (b) our allocable share of certain indebtedness of the operating partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the operating partnership's loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the operating partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the operating partnership resulting from certain indebtedness of the operating partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership's non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.

         By virtue of our status as the sole stockholder of CBL Holdings I, which is the sole general partner of the operating partnership, we will be deemed to bear the economic risk of loss with respect to indebtedness of the operating partnership that is not nonrecourse debt as defined in the Internal Revenue Code. As a result, our adjusted tax basis in our indirect partnership interest in the operating partnership may exceed our proportionate share of the total indebtedness of the operating partnership.

         If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the nonrecourse indebtedness of the operating partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the operating partnership or of a property partnership is considered a constructive cash distribution to us.

         Depreciation Deductions Available to the Operating Partnership. The operating partnership was formed in 1993 principally by way of contributions of certain properties or appreciated interests in property partnerships owning properties. Accordingly, the operating partnership's depreciation deductions attributable to the properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules under which the property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners. The operating partnership has estimated that the aggregate, adjusted basis of its assets was approximately $430 million as of the date of the formation.

         Section 704(c) Allocations. Section 704(c) of the Internal Revenue Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed by a partner to a partnership. See "--Operating Partnership Allocations" for more information about these allocations. Applicable Treasury Regulations provide a choice of several methods of taking these differences between value and tax basis into account.

Sale of the Operating Partnership's Property

         Generally, any gain realized by the operating partnership on the sale of property held by the operating partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the operating partnership must, when recognized by the operating partnership, generally be allocated to the limited partners, including CBL & Associates, Inc., under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section.

         In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the undepreciated gain will be allocated to the limited partners of the operating partnership, including to us, and we generally will be allocated only our share of capital gains attributable to depreciation deductions we enjoyed and appreciation, if any, occurring since the acquisition of our interest in the operating partnership. Any decision relating to the potential sale of any property that would result in recognition of gain of this kind will be made by the independent directors on our Board of Directors. The operating partnership will be required in this case to distribute to its partners all of the net cash proceeds from the sale up to an amount reasonably believed necessary to enable the limited partners, including us, to pay any income tax liability arising from the sale.

         Our share of any gain realized by the operating partnership on the sale of any property held by the operating partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership's or property partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. For more information about the penalty tax, see "--Requirements for Qualification--Income Tests" above. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. See "--Requirements for Qualification--Income Tests" above for more information about these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the operating partnership's and the property partnerships' investment objectives.


                                  LEGAL MATTERS

     The validity of the issuance of the shares and certain tax matters will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain other matters will be passed upon for us by Shumacker Witt Gaither & Whitaker, P.C., Chattanooga, Tennessee. Certain members of Shumacker Witt Gaither & Whitaker, P.C. serve as our assistant secretaries.


                                     EXPERTS

         The financial statements and related financial statement schedules incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 INDEMNIFICATION

         The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company has also adopted indemnification provisions pursuant to
Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

         The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company is also required to indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under the Company's directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights they provide.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.

     SEC registration fee.................................$       1,907
     Blue sky fees and expenses.....................................500*
     Legal fees and expenses.....................................40,000*
     Accounting fees and expenses................................10,000*
     Miscellaneous (including NYSE listing fees)................. 2,500*
                                                                 --------
               Total......................................$      54,907*

--------------------
*        Estimated

         The Company will bear all of the foregoing expenses.

Item 15. Indemnification of Directors and Officers.

         The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company has also adopted indemnification provisions pursuant to
Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

         The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company is also required to indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under the Company's directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights they provide.

Item 16. Exhibits.

      4.1*  Instruments defining the rights of security holders.

      5.1  Opinion of Willkie Farr & Gallagher LLP, counsel for the Company.

      8.1  Tax opinion of Willkie Farr & Gallagher LLP, counsel for the Company.

      23.1 Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 and Exhibit 8.1).

      23.2 Consent of Deloitte & Touche LLP.

      24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).

      *Incorporated by reference to the Company's Registration Statement on Form 8-A filed on October 25, 1993 (File No. 001-12494).

Item 17. Undertakings.

         (a) The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3)
                         of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     Provided, however, that paragraphs (1)(i) and (1)(ii) do
                         not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section l3(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 16th day of July, 2004.


                             CBL & ASSOCIATES PROPERTIES, INC.

                                By: /s/ John N. Foy
                                ------------------------------
                                        John N. Foy
                                 Vice Chairman of the Board
                                 and Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                    Title                                Date


  /s/ Charles B. Lebovitz             Chairman of the Board, and Chief Executive          July 16, 2004
------------------------------        Officer (Principal Executive Officer)
Charles B. Lebovitz

  /s/ John N. Foy                     Vice Chairman of the Board, Chief Financial         July 16, 2004
------------------------------        Officer and Treasurer (Principal Financial
John N. Foy                           Officer and Principal Accounting Officer)

  /s/ Stephen D. Lebovitz             Director, President and Secretary                   July 16, 2004
------------------------------
Stephen D. Lebovitz


  /s/ Claude M. Ballard               Director                                            July 16, 2004
------------------------------
Claude M. Ballard


  /s/ Gary L. Bryenton                Director                                            July 16, 2004
------------------------------
Gary L. Bryenton


  /s/ Martin J. Cleary                Director                                            July 16, 2004
------------------------------
Martin J. Cleary


  /s/ Leo Fields                      Director                                            July 16, 2004
-----------------------------
Leo Fields

                                      II-6

                                       41


  /s/ William J. Poorvu               Director                                            July 16, 2004
-----------------------------
William J. Poorvu


  /s/ Winston W. Walker               Director                                            July 16, 2004
-----------------------------
Winston W. Walker

                                  EXHIBIT INDEX

Exhibit No.    Description

    4.1*      Instruments defining the rights of security holders.

    5.1       Opinion of Willkie Farr & Gallagher LLP, counsel for the Company.

    8.1       Tax Opinion of Willkie Farr & Gallagher LLP, counsel for the
              Company.

   23.1 Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 and Exhibit 8.1).

   23.2       Consent of Deloitte & Touche LLP

   24.1 Powers of Attorney of certain officers and directors of the company (included on signature page).

*Incorporated by reference to the Company's Registration Statement on Form 8-A filed on October 25, 1993 (File No. 001-12494).